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                                                                    EXHIBIT 14.1

                            PACIFIC BIOMETRICS, INC.

      Code of Ethics for Chief Executive Officer, Chief Financial Officer,
                  Controller and Accounting / Finance Personnel

      The Board of Directors of Pacific Biometrics, Inc., a Delaware corporation (the "Company"), has adopted the following Code of Ethics applicable to its Chief Executive Officer, Chief Financial Officer, any principal accounting officer, the controller, and all other persons performing similar functions for the Company (each, a "Financial Officer"):

1.    Each Financial Officer will:

      - act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

      - provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in all reports and other documents that the Company files with, or submits to, the SEC, other government agencies, any stock exchanges and in other public communications;

      - promptly bring to the attention of the Audit Committee any material information of which he or she may become aware concerning (a) any inaccuracies, inconsistencies or material omissions in the Company's disclosures in its public filings, (b) concerning significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, or (c) concerning any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      - comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies;

      - act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be improperly influenced;

      - respect and maintain the confidentiality of information acquired in the course of one's work, except when authorized or otherwise legally obligated to disclose, and not use any such confidential information for personal advantage;

      - share knowledge and maintain skills important and relevant to the responsibilities set out in this Code of Ethics;

      - promote responsible use of, and control over, all corporate assets and resources employed or entrusted, and not use corporate assets, information, or position for personal gain; and

      - adhere to this Code of Ethics and promptly report to the Audit Committee any conduct that the individual believes to be a violation of law, business ethics, or any provision of this Code, or involving any actual or apparent conflict of interest involving management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

2. From time to time, the Company may require each Financial Officer to certify that he or she has not violated this Code of Ethics and is not aware of any violation of this Code of Ethics by any other person.

3. Violations of this Code of Ethics will be viewed as a serious disciplinary matter that may result in action ranging from a reprimand, to suspension, to termination of employment, and may include possible criminal prosecution.

4. This Code of Ethics may be amended or waived only by approval of the Company's Board of Directors. Unless the SEC rules and regulations otherwise provide, amendments and waivers of any provision of this Code of Ethics must be promptly disclosed in accordance with SEC regulations, including an explanation for the waiver. Waivers include, among other things, a material departure from a provision of this Code. Implicit waivers include the Company's failure to take action with respect to violations of Code provisions within a reasonable time following the Company's receipt of notice of the violation.

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